CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
MIND TECHNOLOGY, INC.
OF
9.00% SERIES A CUMULATIVE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

MIND Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is MIND Technology, Inc. (the “Corporation”).

2. The original Certificate of Designations, Preferences and Rights of 9.00% Series A Cumulative Preferred Stock was filed with the Secretary of State of the State of Delaware on August 3, 2020 (the “Certificate of Designations”).

3. The Certificate of Designations is amended by deleting Section 1 and replacing it with the following:

“1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “9.00% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 1,494,046 shares; provided, however, that Series A Preferred Stock shall include, where the context so requires, at times prior to the filing of this Certificate of Designations, Preferences and Rights, the 9.00% Series A Cumulative Preferred Stock issued by Mitcham Industries, Inc., the predecessor in interest of the Company, and the initial issuer of the Series A Preferred Stock.”

4. The foregoing amendment to the Certificate of Designations has been duly adopted by the Corporation’s Board of Directors pursuant to the authority vested in the Corporation’s Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and in accordance with Section 151 of the General Corporation Law of the State of Delaware.

5. All other provisions of the Certificate of Designations shall remain in full force and effect.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designations, Preferences and Rights of 9.00% Series A Cumulative Preferred Stock to be signed by a duly authorized officer this 25th day of September, 2020.

MIND Technology, Inc.

By: /s/ Robert P. Capps
Robert P. Capps
Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer